U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K/A

                         CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): August 25, 2008

                  AMERICAN POST TENSION, INC.
        (Exact name of registrant as specified in charter)

Delaware	000-50090	13-3926203
(State or other	(Commission File          (I.R.S. Employer
of jurisdiction	    Number)              Identification No.)
incorporation)

       1179 Center Point Drive, Henderson, NV 	   89074
      (Address of principal executive office         (Zip Code)

Registrant's telephone number, including area code:	(702) 565-7866



  Former Name or Former Address, if Changed Since Last Report


Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

? Written communications pursuant to Rule 425 under the Securities Act
  (17 CFR 230.425)
? Soliciting material pursuant to Rule 14a-12 under the Exchange Act
  (17 CFR 240.14a-12)
? Pre-commencement communications pursuant to Rule 14d-2(b) under the
  Exchange Act (17 CFR 240.14d-2(b))
? Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


SECTION  4  Matters Related to Accountants and Financial Statements

Item 4.01   Changes in Registrant?s Certifying Accountant.

(a). Dismissal of Independent Accountant. By letter dated August 14, 2008, the Registrant advised its former certifying accountants, Tinter Scheifley Tang, LLC, of Dillon, Colorado 80435 that it would not renew the firm?s engagement as the Registrant?s certifying accountant for the fiscal year ended December 31, 2008, and that Registrant would be retaining a new independent certifying accountant.

In accordance with Item 304(a)(1) of Regulation S-K of the SEC, the Company is providing the following information:

1.	The former accountant, Tinter Scheifley Tang, LLC, was notified that it would be dismissed as the Company?s certifying accountants by letter dated August 14, 2008.

2.	The former principal accountant?s reports on the financial
Statements of the Company for the last two fiscal years ending December 31, 2006 and 2007, did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope, or accounting principles.

3.	The decision to change accountants was recommended and approved by the Board of Directors of the Company.

4.	There were no disagreements with the former accountants, whether or
Not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant?s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report, and no such disagreements have ever been communicated to the Company.

5.	There were no events as described in Item 304(a)(1)(v) of
Regulation SK that occurred within the two fiscal years of the Registrant ending December 31, 2006 and 2007 or any subsequent interim period.

(b). Engagement of New Independent Accountant. On August 14, 2008, the Registrant engaged Berman, Hopkins, Wright & LaHam, CPAs and Associates, LLP, of Winter Park and Viera, Florida, (?Berman Hopkins?) as its certifying accountants to review its interim financial statements for the fiscal year ending December 31, 2008 and to audit its financial statements for the fiscal year ended December 31, 2008.

Berman, Hopkins, is a registered accounting firm with the Public Company Accounting Oversight Board. Berman Hopkins filed application with the
Nevada State Board of Accountancy in July, 2008 to be licensed in Nevada. The firm will be licensed to perform CPA services in Nevada upon approval of this application which is expected in the coming weeks. The Company will require that Berman Hopkins be licensed in Nevada prior to commencing audit procedures on its 2008 financial statements; however, Berman Hopkins will perform quarterly reviews of the Company?s interim financial statements while approval of the license application is in process as it will not be required to be in Nevada to perform these review services. In the unlikely event that

Berman, Hopkins is not then licensed to perform CPA services in Nevada, the Company will then engage other qualif3ed independent auditors to perform the Required Audit services in Nevada for its fiscal year ended December 31, 2008.

The Registrant has not consulted Berman, Hopkins, Wright & LaHam regarding:

1.	 The application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Registrant?s financial statements, and no written or oral advice was provided that was an important factor considered by the Registrant in reaching a decision as to any accounting, auditing or financial reporting issue; or
2.	 Any matter that was the subject of a disagreement (as described in
    Item 304(a)(i)(iv) of Regulation SK or a reportable event (as described in Item 304(a)(1)(v) of regulation SK.

Although no items of disagreement as defined in paragraph (a)(1)(iv) of Item
3.04 of Regulation S-B exist or have been raised by the former accountants, the Registrant has provided a copy of this report and the disclosures it is making in response to Item 3.04(a) to the former accountants and requested the former accountants to furnish a letter addressed to the Commission within ten business days stating whether it agrees with the statements made in this report by Registrant, and, if not, stating the respects in which it does not agree. A copy of the former accountants? letter respo0nding to that request, dated August 19, 2008, is attached to this report as Exhibit 16.

The Registrant requested Berman, Hopkins, Wright & LaHam to review the disclosures contained herein prior to the filing of this report, and has provided them with the opportunity to furnish the Registrant with a letter addressed to the Commission containing any new information, clarification of the Registrants? expression of its views, or the respects in which it does agree with the statements made by the Registrant in response to Item 304(a) of Regulation SK set forth above. No such letter has been or will be provided.

Item 9.01  Financial Statements and Exhibits.
None
SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereto duly authorized.



       American Post Tension, Inc.



Date: August 25, 2008		  By: /s/ Edward Hohman
       Name: Edward Hohman
       Chairman and Chief Executive Officer